Exhibit 99.1

NEWS RELEASE
TSX: SCY
June 10, 2019
 NR 19-10
www.scandiummining.com

Scandium International Mining Corp. Announces Voting Results of 2019 Annual General Meeting

Vancouver, B.C., Canada – June 10, 2019 – Scandium International Mining Corp. (TSX: SCY) (the “Company”) is pleased to announce that at its 2019 annual general meeting held on June 6, 2019 all resolutions put to the shareholders were passed. At the meeting, shareholders approved setting the number of directors at nine and re-electing all of management’s director nominees, as listed in the management proxy circular dated April 17, 2019, to the Board of Directors to serve until the next annual general meeting. At the Meeting, shareholders also approved the re-appointment of Davidson & Company LLP as the Company’s auditor and the non-binding advisory resolution accepting the Company’s approach to executive compensation.

A total of 143,833,600 or 46.13% of the Company’s issued and outstanding shares were represent ed at the Meeting. The election of directors was approved by a majority vote of shareholders as follows:

Motions	Votes For	For %	Withheld	Withheld %
George F. Putnam	126,294,036	99.34%	839,788	0.66%
William B. Harris	125,307,625	98.56%	1,826,199	1.44%
Willem P.C. Duyvesteyn	126,283,836	99.33%	849,988	0.67%
Barry Davies	127,048,825	99.93%	84,999	0.07%
Warren Davis	126,820,675	99.75%	313,149	0.25%
James Rothwell	125,245,825	98.51%	1,887,999	1.49%
Andrew Greig	123,393,568	97.06%	3,740,256	2.94%
Peter B. Evensen	122,848,279	96.63%	4,285,545	3.37%
R. Christian Evensen	122,834,779	96.62%	4,299,045	3.38%

For further information, please contact:

Edward Dickinson, CFO
Tel: 775-233-7328

George Putnam, President and CEO
Tel: 925-208-1775
Email: info@scandiummining.com